Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

Clarus Therapeutics Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	1,300,000(2)	$0.3935	$511,550	.0000927	$47.42
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$511,550		$47.42
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$47.42

(1)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	Consists of 1,300,000 shares of Common Stock registered for sale by the Selling Securityholder named in this registration statement issuable upon the exercise of common stock purchase warrants.

(3)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $0.3935, which is the average of the high and low prices of the Common Stock on May 20, 2022 on The Nasdaq Global Market.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A